Andrea Prochniak, Investors 212.756.4542 andrea.prochniak@abglobal.com	Jonathan Freedman, Media 212.823.2687 jonathan.freedman@abglobal.com

ALLIANCEBERNSTEIN HOLDING L.P. ANNOUNCES FOURTH QUARTER RESULTS
GAAP Diluted Net Income of $0.77 per Unit
Adjusted Diluted Net Income of $0.67 per Unit
Cash Distribution of $0.67 per Unit

New York, NY, February 14, 2017- AllianceBernstein L.P. (“AB”) and AllianceBernstein Holding L.P. (“AB Holding”) (NYSE: AB) today reported financial and operating results for the quarter ended December 31, 2016.
“In a year characterized by uncertainty and change, I’m proud of all we were able to accomplish in executing on our long-term growth strategy,” said Peter S. Kraus, Chairman and Chief Executive Officer. “During challenging times, we maintained strong long-term track records in the large majority of our fixed income and equity strategies; expanded our business in promising growth areas like customized factor analysis, energy and real estate commercial debt; and increased our adjusted operating margin for the fifth straight year.”

(US $ Thousands except per Unit amounts)	4Q 2016	4Q 2015	4Q 2016 vs 4Q 2015 Change	3Q 2016	4Q 2016 vs 3Q 2016 Change

U.S. GAAP Financial Measures
Net revenues	$786,256	$726,726	8.2%	$747,591	5.2%
Operating income	$222,239	$170,913	30.0%	$185,309	19.9%
Operating margin	27.4%	23.3%	410 bps	22.7%	470 bps
AB Holding Diluted EPU (1)	$0.77	$0.52	48.1%	$0.52	48.1%

Adjusted Financial Measures (2)
Net revenues	$661,969	$606,371	9.2%	$613,380	7.9%
Operating income	$208,863	$161,746	29.1%	$148,656	40.5%
Operating margin	31.6%	26.7%	400 bps	24.2%	740 bps
AB Holding Diluted EPU	$0.67	$0.50	34.0%	$0.45	48.9%
AB Holding cash distribution per Unit	$0.67	$0.50	34.0%	$0.45	48.9%

(US $ Billions)
Assets Under Management
Ending AUM	$480.2	$467.4	2.7%	$490.2	(2.0%)
Average AUM	$482.9	$470.9	2.5%	$492.0	(1.8%)

(1) The GAAP AB Holding Diluted EPU has been revised for 4Q15.
(2) The adjusted financial measures are all non-GAAP financial measures. See page 15 for reconciliations of GAAP Financial Results to Adjusted Financial Results and pages 16-17 for notes describing the adjustments.

www.abglobal.com	1 of 17

“There’s no question that active managers are under more pressure than ever these days to produce consistent strong investment performance and remain relevant to our clients. These remain our primary objectives at AB and we demonstrated in many ways during 2016 how we’re positioning our business in a client-focused way. In fixed income, more than 80% of our assets were in outperforming services for the 1-, 3- and 5-year periods at year-end. In equities, despite a disappointing 2016, we continued to strengthen our long-term track records, with a multi-year high 80% of our active assets in outperforming strategies for the 3-year and 64% for the 5-year. We keep delivering for clients as well with our innovative approach to broadening our global offering set. In our Institutional business, we launched a third fundraise for our Real Estate Commercial Debt fund in 2016 that attracted $200 million in new commitments by year-end, and acquired Ramius Alternative Solutions, a provider of customized, factor-based and alternative risk premia solutions for institutional clients. Recently relaunched as AB Custom Alternative Solutions (CAS), this business has already secured its first new client. In Retail, we had our fourth year of $40 billion-plus gross sales out of the last five, driven largely by the resurgence of our flagship Global High Yield and American Income Portfolio funds, where combined gross sales increased 85%. Two of our newer offerings contributed as well: 3-year-old Muni Tax Aware SMA helped drive our US Retail annual sales growth of 43% and the new US Short Duration Fixed Maturity Lux fund we introduced last year raised nearly $900 million. Building momentum through innovation has been the theme with our Private Wealth Management business as well. The suite of research-based targeted services we’ve introduced over the past five years as a diversifying complement to our integrated offering attracted private client commitments of $1.3 billion in 2016. And we recently closed our latest offering, Energy Opportunities, at capacity with $435 million in committed assets. Our sell-side has been synonymous with innovation for the 50 years we’ve been in business. Differentiated research is our cornerstone, but we’re increasingly becoming known for our distinctive trading capabilities as well. One leading independent industry survey has ranked Bernstein #1 for Electronic Trading Quality and Electronic Trading Service for the past two years. Finally, I’m proud of the efficiency gains we made throughout the firm in 2016. In a challenged revenue environment, we were vigilant in our expense management, and continued our multi-year streak of expanding our adjusted operating margin, this time by 80 basis points, to 25.3%.
Kraus concluded: “At a time when providing unique value to clients is more important than ever, I feel very good about our strategy and offering. And I’m especially proud of the people here at AB, who execute relentlessly and ingeniously, year in and year out, on our clients’ behalf. Our goal for the past 50 years has been to keep clients Ahead of Tomorrow, and it will be for many years to come.”
The firm’s cash distribution per unit of $0.67 is payable on March 9, 2017, to holders of record of AB Holding Units at the close of business on February 24, 2017.
Market Performance
US and global equity markets were mixed in the fourth quarter, while US and global fixed income markets were weak. US and global equity and fixed income markets finished higher for the full year. The S&P 500’s total return was 3.8% in the fourth quarter and 12.0% for the full year, while the MSCI EAFE Index’s total return was (0.7)% in the fourth quarter and 1.5% for the full year. The Bloomberg Barclays US Aggregate Index returned (3.0)% during the fourth quarter and 2.7% for the full year and the Bloomberg Barclays Global Aggregate ex US Index’s total return was (10.3)% for the fourth quarter and 1.5% for the full year.

www.abglobal.com	2 of 17

Assets Under Management ($ Billions)
Total assets under management as of December 31, 2016 were $480.2 billion, down $10.0 billion, or 2.0%, from September 30, 2016, and up $12.8 billion, or 2.7%, from December 31, 2015.

	Institutions	Retail	Private Wealth Management	Total
Assets Under Management 12/31/16	$239.3	$160.2	$80.7	$480.2
Net Flows for Three Months Ended 12/31/16	$1.8	$(1.5)	$(0.4)	$(0.1)
Total net outflows were $0.1 billion in the fourth quarter, compared to net outflows of $15.3 billion in the previous quarter, which included $6.7 billion in outflows related to the conclusion of our Rhode Island CollegeBound 529 fund relationship and $7.6 billion in outflows related to the termination of an institutional alternative investment portfolio, and net outflows of $2.5 billion in the prior year period.
Net inflows to the Institutions channel were $1.8 billion, compared to net outflows of $9.9 billion in the third quarter of 2016, which included $7.6 billion in outflows related to the termination of an alternative investment portfolio. Institutions gross sales of $6.7 billion increased 29% from the third quarter’s $5.2 billion. The pipeline of awarded but unfunded Institutional mandates decreased sequentially from $5.4 billion to $4.1 billion at December 31, 2016.
The Retail channel experienced fourth quarter 2016 net outflows of $1.5 billion, compared to $5.0 billion of net outflows in the prior quarter, which included $6.3 billion of outflows related to the conclusion of our Rhode Island CollegeBound 529 fund relationship. Retail gross sales of $10.3 billion decreased 16% from the third quarter’s $12.3 billion.
In the Private Wealth channel, net outflows of $0.4 billion were flat compared to the prior quarter’s net outflows of $0.4 billion, which included $0.4 billion of outflows related to the conclusion of our Rhode Island CollegeBound 529 fund relationship. Private Wealth gross sales of $2.3 billion decreased 4% from the third quarter’s $2.4 billion.
Fourth Quarter Financial Results
We are presenting both earnings information derived in accordance with accounting principles generally accepted in the United States of America (“US GAAP”) and non-GAAP, adjusted earnings information in this release. Management principally uses these non-GAAP financial measures in evaluating performance because they present a clearer picture of our operating performance, and allow management to see long-term trends without the distortion caused by long-term incentive compensation-related mark-to-market adjustments, real estate consolidation charges/credits and other adjustment items. Similarly, we believe that this non-GAAP earnings information helps investors better understand the underlying trends in our results and, accordingly, provides a valuable perspective for investors. Please note, however, that these non-GAAP measures are provided in addition to, and not as substitutes for, any measures derived in accordance with US GAAP and they may not be comparable to non-GAAP measures presented by other companies. Management uses both US GAAP and non-GAAP measures in evaluating our financial performance. The non-GAAP measures alone may pose limitations because they do not include all of our revenues and expenses.
AB Holding is required to distribute all of its Available Cash Flow, as defined in the AB Holding Partnership Agreement, to its Unitholders (including the General Partner). Since the third quarter of 2012, Available Cash Flow has been the adjusted diluted net income per unit for the quarter multiplied by the number of units outstanding at the end of the quarter. Management anticipates that Available Cash Flow will continue to be based on adjusted diluted net income per unit, unless management determines with concurrence of the Board of Directors that one or more of the non-GAAP adjustments that are made for adjusted net income should not be made with respect to the Available Cash Flow calculation.

www.abglobal.com	3 of 17

Revision
During the third quarter of 2016, management determined that the frequency with which we settle our U.S. inter-company payable balances with foreign subsidiaries over the past several years created deemed dividends under Section 956 of the U.S. Internal Revenue Code of 1986, as amended ("Section 956"). In the past, we funded our foreign subsidiaries as they required cash for their operations rather than pre-fund them each quarter, thereby reducing the inter-company balance to zero on a quarterly basis, as required by Section 956. As a result, we have been understating our income tax provision and income tax liability since 2010. We evaluated the aggregate effects of this error in our income tax provision and income tax liability to our previously issued financial statements in accordance with SEC Staff Accounting Bulletins No. 99 and No. 108 and, based upon quantitative and qualitative factors, have determined that the error was not material to our previously issued financial statements. However, the cumulative effect of this error would have been material to our third quarter 2016 financial results if recorded as an out-of-period adjustment in the third quarter of 2016. Accordingly, we have revised our previously issued financial statements by recording a cumulative debit adjustment to our January 1, 2012 partners' capital account and revised our consolidated statements of financial condition and consolidated statements of income from 2012 through the second quarter of 2016. We established an income tax liability, including interest and potential penalties, of $34.2 million as of December 31, 2016. As of December 31, 2015, the cumulative impact of the revision on partners’ capital in the consolidated statement of financial condition was $37.7 million. See page 13 for a summary of the impact of the revisions to net income attributable to AB Unitholders, diluted net income per Holding Unit (GAAP basis) and adjusted diluted net income per Holding Unit.

www.abglobal.com	4 of 17

US GAAP Earnings
Net revenues of $786 million increased 8% compared to the fourth quarter of 2015 due to higher investment advisory fees, driven by particularly strong performance-based fees, Bernstein Research revenues, and dividend and interest income; as well as investment gains in the current quarter compared to investment losses in the prior year period, partly offset by lower distribution revenues and shareholder servicing fees. Sequentially, net revenues increased 5% due to higher performance-based fees, Bernstein Research revenues and dividend and interest income, partly offset by lower investment gains compared to the prior period. Bernstein Research revenues increased 8% year-over-year and 15% sequentially, in both cases as a result of an increase in client activity in the US following the outcome of the presidential election.
Operating expenses were $564 million for the fourth quarter of 2016, up 1% year-over-year, due to higher total employee compensation and benefits expenses, partly offset by lower general and administrative (“G&A”) and promotion and servicing expenses. Additionally, during the fourth quarter of 2015 we recorded a $7.2 million credit due to the reversal of contingent payment liabilities related to previous acquisitions. Total employee compensation and benefits expenses increased as a result of higher incentive compensation, partly offset by lower fringes and other employment costs. Within G&A, lower professional fees and occupancy expense were partly offset by higher portfolio servicing fees. Within promotion and servicing, lower transfer fees, amortization of deferred sales commissions, and travel and entertainment expense were partly offset by higher distribution related payments. During the fourth quarter of 2016, we recorded a $6.9 million non-cash real estate credit as part of our ongoing global real estate consolidation plan compared to a $0.2 million non-cash real estate credit recorded in the fourth quarter of 2015.
On a sequential basis, operating expenses were essentially flat compared to the third quarter of 2016 due to lower total employee compensation and benefits and G&A expenses, that were partly offset by higher promotion and servicing. Additionally, during the third quarter of 2016 we recorded a $21.5 million credit due to the reversal of contingent payment liabilities related to previous acquisitions. The decline in total employee compensation and benefits expense was driven by lower incentive compensation and commissions, partly offset by higher fringes and base compensation. The decline in G&A was driven by lower professional fees. Within promotion and servicing, higher travel and entertainment and marketing expenses drove the increase. Our $6.9 million non-cash real estate credit in the current quarter compares to a $0.1 million non-cash real estate credit recorded in the third quarter of 2016.
Operating income of $222 million for the fourth quarter of 2016 increased 30% from $171 million for the fourth quarter of 2015 and 20% from $185 million in the third quarter of 2016.
Diluted net income per Unit for the fourth quarter of 2016 was $0.77 compared to a revised $0.52 in the fourth quarter of 2015 (see note on page 4 and table on page 13) and $0.52 in the third quarter of 2016.

www.abglobal.com	5 of 17

Non-GAAP Earnings
This section discusses our fourth quarter 2016 non-GAAP financial results, as compared to the fourth quarter of 2015 and the third quarter of 2016. The phrases “adjusted net revenues”, “adjusted operating expenses”, “adjusted operating income”, “adjusted operating margin” and “adjusted diluted net income per Unit” are used in the following earnings discussion to identify non-GAAP information.
Adjusted net revenues of $662 million were up 9% compared to the fourth quarter of 2015, due to higher investment advisory fees, Bernstein Research revenues, and dividend and interest income; as well as investment gains in the current quarter compared to investment losses in the prior year period, partly offset by higher net distribution expenses. Sequentially, adjusted net revenues were up 8%, driven by higher performance-based fees, Bernstein Research revenues, dividend and interest income and investment gains.
Adjusted operating expenses were $453 million for the fourth quarter, up 2% from the prior-year period due to higher total employee compensation and benefits, partly offset by lower G&A and promotion and servicing expenses. Total employee compensation and benefits expense increased as the result of higher incentive compensation, partially offset by lower fringes and other employment costs. The decline in G&A was driven by lower professional fees, occupancy expense and other miscellaneous expenses, partly offset by higher portfolio servicing fees. Within promotion and servicing, the decline was driven by lower transfer fees and travel and entertainment expense.
Sequentially, adjusted operating expenses were down 3%, driven by lower total employee compensation and benefits and G&A expenses, partly offset by higher promotion and servicing expense. The sequential decrease in total employee compensation and benefits expense was driven by lower incentive compensation and commissions, partially offset by higher fringes and base compensation. Within G&A, the decrease was driven by lower professional fees and other miscellaneous expenses. The sequential increase in promotion and servicing was driven by higher travel and entertainment and marketing expenses.
Adjusted operating income of $209 million increased 29% from $162 million for the fourth quarter of 2015, and the adjusted operating margin increased 490 basis points to 31.6% from 26.7%. On a sequential basis, adjusted operating income increased 41% from $149 million, and the adjusted operating margin increased 740 basis points from 24.2%.
Adjusted diluted net income per Unit was $0.67, up from a revised $0.50 in the fourth quarter of 2015 and up from $0.45 in the third quarter of 2016.
Headcount
As of December 31, 2016, we had 3,438 employees, compared to 3,600 employees as of December 31, 2015 and 3,454 employees as of September 30, 2016.
Unit Repurchases
During the fourth quarter and full year of 2016, we purchased 4.7 million and 10.5 million AB Holding Units for $107.4 million and $236.6 million, respectively (on a trade date basis). These amounts reflect open-market purchases of 2.2 million and 7.9 million AB Holding Units for $49.0 million and $176.1 million, respectively, with the remainder relating to purchases of AB Holding Units from employees to allow them to fulfill statutory tax withholding requirements at the time of delivery of long-term incentive compensation awards. Purchases of AB Holding Units reflected on the consolidated statements of cash flows are net of AB Holding Unit purchases by employees as part of a distribution reinvestment election.

www.abglobal.com	6 of 17

Fourth Quarter 2016 Earnings Conference Call Information
Management will review fourth quarter 2016 financial and operating results during a conference call beginning at 8:00 a.m. (ET) on Tuesday, February 14, 2017. The conference call will be hosted by Peter S. Kraus, Chairman and Chief Executive Officer, and John C. Weisenseel, Chief Financial Officer.
Parties may access the conference call by either webcast or telephone:
1. To listen by webcast, please visit AB’s Investor Relations website at http://abglobal.com/corporate/investor-relations/home.htm at least 15 minutes prior to the call to download and install any necessary audio software.
2. To listen by telephone, please dial (866) 556-2265 in the U.S. or (973) 935-8521 outside the U.S. 10 minutes before the scheduled start time. The conference ID# is 52516403.
The presentation management will review during the conference call will be available on AB’s Investor Relations website shortly after the release of fourth quarter 2016 financial and operating results on February 14, 2017.
AB will be providing live updates via Twitter during the conference call. To access the tweets, follow AB on Twitter: @AB_insights. Also, in the future, AB may provide public disclosures to investors via Twitter and other appropriate internet-based social media.
A replay of the webcast will be made available beginning approximately one hour after the conclusion of the conference call and will be available on AB’s website for one week. An audio replay of the conference call will also be available for one week. To access the audio replay, please call (855) 859-2056 in the US, or (404) 537-3406 outside the US, and provide the conference ID #: 52516403.
Availability of 2016 Form 10-K
Unitholders may obtain a copy of our Form 10-K for the year ended December 31, 2016 in either electronic format or hard copy on www.abglobal.com:

•
Download Electronic Copy: Unitholders can download an electronic version of the report by visiting the “Investor & Media Relations” page of our website at www.abglobal.com/investorrelations and clicking on the “Reports & SEC Filings” section.

•
Order Hard Copy Electronically or by Phone: Unitholders may also order a hard copy of the report, which is expected to be available for mailing in approximately eight weeks, free of charge. Unitholders with internet access can follow the above instructions to order a hard copy electronically. Unitholders without internet access, or who would prefer to order by phone, can call 212-969-2416.

www.abglobal.com	7 of 17

Cautions Regarding Forward-Looking Statements
Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AB cautions readers to carefully consider such factors. Further, such forward-looking statements speak only as of the date on which such statements are made; AB undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements. For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AB’s Form 10-K for the year ended December 31, 2016. Any or all of the forward-looking statements made in this news release, Form 10-K, other documents AB files with or furnishes to the SEC, and any other public statements issued by AB, may turn out to be wrong. It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed below, could also adversely affect AB’s financial condition, results of operations and business prospects.
The forward-looking statements referred to in the preceding paragraph include statements regarding:

•
The pipeline of new institutional mandates not yet funded: Before they are funded, institutional mandates do not represent legally binding commitments to fund and, accordingly, the possibility exists that not all mandates will be funded in the amounts and at the times currently anticipated.

•
The possibility that AB will engage in open market purchases of Holding Units to help fund anticipated obligations under our incentive compensation award program: The number of Holding Units AB may decide to buy in future periods, if any, to help fund incentive compensation awards is dependent upon various factors, some of which are beyond our control, including the fluctuation in the price of a Holding Unit and the availability of cash to make these purchases.

•
Our expectation that, as a result of repatriating future non-U.S. earnings, effective January 1, 2017, our effective tax rate will increase: Our effective tax rate fluctuates based on the mix of our earnings across our tax filing group, which includes our U.S. partnership, our U.S. corporate subsidiaries and our corporate subsidiaries operating in various non-U.S. jurisdictions, and the differences between the tax rates in the U.S and the other jurisdictions where we conduct business.

Qualified Tax Notice
This announcement is intended to be a qualified notice under Treasury Regulation §1.1446-4(b). Please note that AB Holding’s distributions to foreign investors is attributable to income that is effectively connected with a United States trade or business. Accordingly, AB Holding’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable tax rate, currently 39.6%.
About AB
AB is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private wealth clients in major world markets.
As of December 31, 2016, AB Holding owned approximately 35.9% of the issued and outstanding AB Units and AXA, a worldwide leader in financial protection, owned an approximate 63.7% economic interest in AB.
Additional information about AB may be found on our website, www.abglobal.com.

www.abglobal.com	8 of 17

AB (The Operating Partnership)
US GAAP Consolidated Statement of Income
(US $ Thousands)	4Q 2016	4Q 2015	4Q 2016 vs. 4Q 2015 % Change	3Q 2016	4Q 2016 vs. 3Q 2016 % Change

GAAP revenues:
Base fees	$486,469	$474,126	2.6%	$487,153	(0.1%)
Performance fees	29,147	3,513	729.7%	2,240	1,201.2%
Bernstein research services	127,472	118,442	7.6%	110,885	15.0%
Distribution revenues	96,766	100,757	(4.0%)	97,625	(0.9%)
Dividends and interest	13,760	8,651	59.1%	7,876	74.7%
Investments gains (losses)	7,883	(2,003)	n/m	17,606	(55.2%)
Other revenues	27,867	24,509	13.7%	26,272	6.1%
Total revenues	789,364	727,995	8.4%	749,657	5.3%
Less: interest expense	3,108	1,269	144.9%	2,066	50.4%
Total net revenues	786,256	726,726	8.2%	747,591	5.2%

GAAP operating expenses:
Employee compensation and benefits	301,723	286,399	5.4%	316,737	(4.7%)
Promotion and servicing
Distribution-related payments	95,419	93,379	2.2%	95,844	(0.4%)
Amortization of deferred sales commissions	9,460	11,673	(19.0%)	9,787	(3.3%)
Trade execution, marketing, T&E and other	51,776	55,907	(7.4%)	47,205	9.7%
General and administrative
General & administrative	103,964	108,214	(3.9%)	106,504	(2.4%)
Real estate (credits) charges	(6,942)	(221)	3,041.2%	(140)	4,858.6%
Contingent payment arrangements	178	(6,769)	n/m	(21,129)	n/m
Interest on borrowings	1,472	817	80.2%	1,009	45.9%
Amortization of intangible assets	6,967	6,414	8.6%	6,465	7.8%
Total operating expenses	564,017	555,813	1.5%	562,282	0.3%

Operating income	222,239	170,913	30.0%	185,309	19.9%

Income taxes (1)	(8,996)	10,023	n/m	11,578	n/m

Net income (1)	231,235	160,890	43.7%	173,731	33.1%

Net income (loss) of consolidated entities attributable to non-controlling interests	6,697	1,496	347.7%	15,696	(57.3%)

Net income attributable to AB Unitholders (1)	$224,538	$159,394	40.9%	$158,035	42.1%

(1) The income taxes, net income and net income attributable to AB Unitholders have been revised for 4Q15.

www.abglobal.com	9 of 17

AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	4Q 2016	Revised 4Q 2015	4Q 2016 vs. 4Q 2015 % Change	3Q 2016	4Q 2016 vs. 3Q 2016 % Change

Equity in Net Income Attributable to AB Unitholders (2)	$78,630	$56,890	38.2%	$55,925	40.6%
Income Taxes	5,966	5,803	2.8%	5,667	5.3%
Net Income (2)	72,664	51,087	42.2%	50,258	44.6%

Additional Equity in Earnings of Operating Partnership (1) (2)	299	307	(2.6%)	221	35.3%
Net Income - Diluted (2)	$72,963	$51,394	42.0%	$50,479	44.5%
Diluted Net Income per Unit (2)	$0.77	$0.52	48.1%	$0.52	48.1%
Distribution per Unit	$0.67	$0.50	34.0%	$0.45	48.9%

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.
(2) The equity in net income attributable to AB Unitholders, net income, additional equity in earnings of operating partnership, net income-diluted and diluted net income per unit have been revised for 4Q15.

Units Outstanding	4Q 2016	4Q 2015	4Q 2016 vs. 4Q 2015 % Change	3Q 2016	4Q 2016 vs. 3Q 2016 % Change
AB L.P.
Period-end	268,893,534	272,301,827	(1.3%)	267,058,919	0.7%
Weighted average - basic	266,665,011	269,417,724	(1.0%)	268,133,568	(0.5%)
Weighted average - diluted	267,221,192	270,238,983	(1.1%)	268,723,330	(0.6%)
AB Holding L.P.
Period-end	96,652,190	100,044,485	(3.4%)	94,816,915	1.9%
Weighted average - basic	94,423,093	97,160,266	(2.8%)	95,890,662	(1.5%)
Weighted average - diluted	94,979,274	97,981,525	(3.1%)	96,480,424	(1.6%)

www.abglobal.com	10 of 17

AB (The Operating Partnership)
US GAAP Consolidated Statement of Income
(US $ Thousands)	2016	2015	2016 vs. 2015 % Change

GAAP revenues:
Base fees	$1,900,719	$1,950,091	(2.5)%
Performance fees	32,752	23,746	37.9%
Bernstein research services	479,875	493,463	(2.8)%
Distribution revenues	384,405	427,156	(10.0)%
Dividends and interest	36,702	24,872	47.6%
Investments gains (losses)	93,353	3,551	2,528.9%
Other revenues	110,096	101,169	8.8%
Total revenues	3,037,902	3,024,048	0.5%
Less: interest expense	9,123	3,321	174.7%
Total net revenues	3,028,779	3,020,727	0.3%

GAAP operating expenses:
Employee compensation and benefits	1,229,721	1,267,926	(3.0)%
Promotion and servicing
Distribution-related payments	371,607	393,033	(5.5)%
Amortization of deferred sales commissions	41,066	49,145	(16.4)%
Trade execution, marketing, T&E and other	208,538	223,415	(6.7)%
General and administrative
General & administrative	426,147	431,635	(1.3)%
Real estate charges	17,704	998	1,673.9%
Contingent payment arrangements	(20,245)	(5,441)	272.1%
Interest on borrowings	4,765	3,119	52.8%
Amortization of intangible assets	26,311	25,798	2.0%
Total operating expenses	2,305,614	2,389,628	(3.5)%

Operating income	723,165	631,099	14.6%

Income taxes (1)	28,319	44,797	(36.8)%

Net income (1)	694,846	586,302	18.5%

Net income (loss) of consolidated entities attributable to non-controlling interests	21,488	6,375	237.1%

Net income attributable to AB Unitholders (1)	$673,358	$579,927	16.1%

(1) The income taxes, net income and net income attributable to AB Unitholders have been revised for 2015.

www.abglobal.com	11 of 17

AB Holding L.P. (The Publicly-Traded Partnership)
SUMMARY STATEMENTS OF INCOME

(US $ Thousands)	2016	2015	2016 vs. 2015 % Change

Equity in Net Income Attributable to AB Unitholders (2)	$239,389	$210,084	13.9%
Income Taxes	22,803	24,320	(6.2)%
Net Income (2)	216,586	185,764	16.6%

Additional Equity in Earnings of Operating Partnership (1)(2)	878	1,383	(36.5)%
Net Income - Diluted (2)	$217,464	$187,147	16.2%
Diluted Net Income per Unit (2)	$2.23	$1.86	19.9%
Distribution per Unit	$1.92	$1.86	3.2%

(1) To reflect higher ownership in the Operating Partnership resulting from application of the treasury stock method to outstanding options.
(2) The equity in net income attributable to AB Unitholders, net income, additional equity in earnings of operating partnership, net income-diluted and diluted net income per unit have been revised for 2015.

Units Outstanding	2016	2015	2016 vs. 2015 % Change
AB L.P.
Period-end	268,893,534	272,301,827	(1.3)%
Weighted average - basic	269,083,717	271,745,451	(1.0)%
Weighted average - diluted	269,638,155	272,781,916	(1.2)%
AB Holding L.P.
Period-end	96,652,190	100,044,485	(3.4)%
Weighted average - basic	96,834,006	99,475,288	(2.7)%
Weighted average - diluted	97,388,444	100,511,753	(3.1)%

www.abglobal.com	12 of 17

Revisions

	Year Ended December 31, 2015	Year Ended December 31, 2014	2Q16	1Q16	4Q15	3Q15	2Q15	1Q15
AB (The Operating Partnership)

Net income attributable to AB Unitholders
Previously reported	$586,602	$570,383	$127,144	$168,926	$161,063	$134,976	$149,094	$141,469
Adjustment	(6,675)	(6,522)	(2,643)	(2,642)	(1,669)	(1,668)	(1,669)	(1,669)
Revised	$579,927	$563,861	$124,501	$166,284	$159,394	$133,308	$147,425	$139,800

AB Holding L.P. (The Publicly-Traded Partnership)

Diluted net income per Holding Unit, GAAP basis
Previously reported	$1.89	$1.86	$0.41	$0.56	$0.53	$0.43	$0.48	$0.45
Adjustment	(0.03)	(0.02)	(0.01)	(0.01)	(0.01)	(0.01)	(0.01)	—
Revised	$1.86	$1.84	$0.40	$0.55	$0.52	$0.42	$0.47	$0.45

Adjusted diluted net income per Holding Unit
Previously reported	$1.87	$1.86	$0.40	$0.40	$0.50	$0.43	$0.48	$0.45
Adjustment	(0.03)	(0.02)	(0.01)	(0.01)	—	—	(0.01)	(0.01)
Revised	$1.84	$1.84	$0.39	$0.39	$0.50	$0.43	$0.47	$0.44

www.abglobal.com	13 of 17

AllianceBernstein L.P.
ASSETS UNDER MANAGEMENT | December 31, 2016
($ billions)
Ending and Average	Three Months Ended
	12/31/16	9/30/16
Ending Assets Under Management	$480.2	$490.2
Average Assets Under Management	$482.9	$492.0

Three-Month Changes By Distribution Channel
	Institutions	Retail	Private Wealth Management	Total
Beginning of Period	$247.0	$162.2	$81.0	$490.2
Sales/New accounts	6.7	10.3	2.3	19.3
Redemption/Terminations	(1.3)	(10.5)	(2.4)	(14.2)
Net Cash Flows	(3.6)	(1.3)	(0.3)	(5.2)
Net Flows	1.8	(1.5)	(0.4)	(0.1)
Investment Performance	(9.5)	(0.5)	0.1	(9.9)
End of Period	$239.3	$160.2	$80.7	$480.2

Three-Month Changes By Investment Service
	Equity Active	Equity Passive (1)	Fixed Income Taxable	Fixed Income Tax-Exempt	Fixed Income Passive (1)	Other (2)	Total
Beginning of Period	$111.1	$48.5	$229.9	$38.2	$11.6	$50.9	$490.2
Sales/New accounts	4.1	0.1	11.7	2.0	—	1.4	19.3
Redemption/Terminations	(4.3)	(0.5)	(6.7)	(1.9)	(0.1)	(0.7)	(14.2)
Net Cash Flows	(1.0)	(1.5)	(2.4)	(0.1)	0.2	(0.4)	(5.2)
Net Flows	(1.2)	(1.9)	2.6	—	0.1	0.3	(0.1)
Investment Performance	2.0	1.5	(11.6)	(1.3)	(0.6)	0.1	(9.9)
End of Period	$111.9	$48.1	$220.9	$36.9	$11.1	$51.3	$480.2
(1) Includes index and enhanced index services.
(2) Includes certain multi-asset solutions and services and certain alternative investments.

By Client Domicile
	Institutions	Retail	Private Wealth	Total
U.S. Clients	$137.2	$95.1	$78.8	$311.1
Non-U.S. Clients	102.1	65.1	1.9	169.1
Total	$239.3	$160.2	$80.7	$480.2

www.abglobal.com	14 of 17

AB L.P.
RECONCILIATION OF GAAP FINANCIAL RESULTS TO ADJUSTED FINANCIAL RESULTS
	Three Months Ended						Twelve Months Ended
US $ Thousands, unaudited	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015	12/31/2016	12/31/2015

Net Revenues, GAAP basis	$786,256	$747,591	$725,806	$769,126	$726,726	$738,693	$3,028,779	$3,020,727
Exclude:
Long-term incentive compensation-related investment (gains) losses	846	(2,556)	(791)	1,326	(583)	5,273	(1,175)	1,903
Long-term incentive compensation-related dividends and interest	(1,212)	(142)	(142)	(151)	(1,521)	(130)	(1,647)	(1,938)
90% of consolidated venture capital fund investment (gains) losses	(5,840)	(12,635)	—	—	(1,560)	2,829	(11,575)	(7,117)
Distribution-related payments	(95,419)	(95,844)	(93,217)	(87,127)	(93,379)	(96,690)	(371,607)	(393,033)
Amortization of deferred sales commissions	(9,460)	(9,787)	(10,577)	(11,242)	(11,673)	(12,359)	(41,066)	(49,145)
Pass-through fees & expenses	(10,682)	(9,768)	(11,708)	(11,651)	(11,639)	(11,425)	(43,808)	(47,479)
Gain on sale of investment carried at cost	—	—	—	(75,273)	—	—	(75,273)	—
Impact of consolidated VIEs	(2,520)	(3,479)	(5,472)	5,058	—	—	(13,314)	—
Adjusted Net Revenues	$661,969	$613,380	$603,899	$590,066	$606,371	$626,191	$2,469,314	$2,523,918

Operating Income, GAAP basis	$222,239	$185,309	$142,575	$173,042	$170,913	$142,051	$723,165	$631,099
Exclude:
Long-term incentive compensation-related items	(252)	363	(354)	963	(238)	226	720	131
Gain on sale of investment carried at cost	—	—	—	(75,273)	—	—	(75,273)	—
Real estate (credits) charges	(6,941)	(140)	(2,801)	27,586	(221)	1,682	17,704	998
Acquisition-related expenses	514	303	239	—	—	—	1,057	—
Contingent payment arrangements	—	(21,483)	—	—	(7,212)	—	(21,483)	(7,212)
Sub-total of non-GAAP adjustments	(6,679)	(20,957)	(2,916)	(46,724)	(7,671)	1,908	(77,275)	(6,083)
Less: Net (loss) income of consolidated entities attributable to non-controlling interests	6,697	15,696	4,843	(5,748)	1,496	(3,071)	21,488	6,375
Adjusted Operating Income	$208,863	$148,656	$134,816	$132,066	$161,746	$147,030	$624,402	$618,641

Operating Margin, GAAP basis excl. non-controlling interests	27.4%	22.7%	19.0%	23.2%	23.3%	19.6%	23.2%	20.7%

Adjusted Operating Margin	31.6%	24.2%	22.3%	22.4%	26.7%	23.5%	25.3%	24.5%

AB Holding L.P.
RECONCILIATION OF GAAP EPU TO ADJUSTED EPU
	Three Months Ended						Twelve Months Ended
			Revised	Revised	Revised	Revised		Revised
$ Thousands except per Unit amounts, unaudited	12/31/2016	9/30/2016	6/30/2016	3/31/2016	12/31/2015	9/30/2015	12/31/2016	12/31/2015
Net Income - Diluted, GAAP basis	$72,963	$50,479	$39,261	$54,745	$51,394	$42,383	$217,464	$187,147
Impact on net income of AB non-GAAP adjustments	(9,761)	(6,953)	(949)	(15,686)	(2,578)	635	(33,246)	(2,047)
Adjusted Net Income - Diluted	$63,202	$43,526	$38,312	$39,059	$48,816	$43,018	$184,218	$185,100

Diluted Net Income per Holding Unit, GAAP basis	$0.77	$0.52	$0.40	$0.55	$0.52	$0.42	$2.23	$1.86
Impact of AB non-GAAP adjustments	(0.10)	(0.07)	(0.01)	(0.16)	(0.02)	0.01	(0.34)	(0.02)
Adjusted Diluted Net Income per Holding Unit	$0.67	$0.45	$0.39	$0.39	$0.50	$0.43	$1.89	$1.84

www.abglobal.com	15 of 17

AB
Notes to Consolidated Statements of Income and Supplemental Information
(Unaudited)

Adjusted Net Revenues
Adjusted net revenues exclude investment gains and losses and dividends and interest on employee long-term incentive compensation-related investments. In addition, adjusted net revenues offset distribution-related payments to third parties as well as amortization of deferred sales commissions against distribution revenues. We believe offsetting net revenues by distribution-related payments is useful for our investors and other users of our financial statements because such presentation appropriately reflects the nature of these costs as pass-through payments to third parties who perform functions on behalf of our sponsored mutual funds and/or shareholders of these funds. We offset amortization of deferred sales commissions against net revenues because such costs, over time, essentially offset our distribution revenues. We also exclude additional pass-through expenses we incur (primarily through our transfer agency) that are reimbursed and recorded as fees in revenues. These fees do not affect operating income, but they do affect our operating margin. As such, we exclude these fees from adjusted net revenues.
Lastly, in 2015 we excluded 90% of the investment gains and losses of our consolidated venture capital fund attributable to non-controlling interests. Effective January 1, 2016, as a result of adopting a new accounting standard (see Note 2 to our consolidated financial statements in our 2016 10-K), we account for our consolidated venture capital fund in the same manner as our other consolidated VIEs. We adjust for the revenue impact of consolidating VIEs by eliminating the consolidated VIEs' revenues and including AB's fees from such VIEs and AB's investment gains and losses on its investments in such VIEs that were eliminated in consolidation. In addition, in the first quarter of 2016 we excluded a realized gain of $75.3 million resulting from the liquidation of an investment in Jasper Wireless Technologies, Inc. ("Jasper"), which was acquired by Cisco Systems, Inc., because it was not part of our core operating results.
Adjusted Operating Income
Adjusted operating income represents operating income on a US GAAP basis excluding (1) the impact on net revenues and compensation expense of the investment gains and losses (as well as the dividends and interest) associated with employee long-term incentive compensation-related investments, (2) the gain on the sale of our investment in Jasper, (3) real estate charges (credits), (4) acquisition-related expenses, (5) the net income or loss of consolidated entities attributable to non-controlling interests in 2015, (6) adjustments to contingent payment arrangements, and (7) the impact of consolidated VIEs in 2016.
Prior to 2009, a significant portion of employee compensation was in the form of employee long-term incentive compensation awards that were notionally invested in AB investment services and generally vested over a period of four years. AB economically hedged the exposure to market movements by purchasing and holding these investments on its balance sheet. All such investments had vested as of year-end 2012 and the investments have been distributed to the participants, except for those investments with respect to which the participant elected a long-term deferral. Fluctuation in the value of these investments is recorded within investment gains and losses on the income statement and also impacts compensation expense. Management believes it is useful to reflect the offset achieved from economically hedging the market exposure of these investments in the calculation of adjusted operating income and adjusted operating margin. The non-GAAP measures exclude gains and losses and dividends and interest on employee long-term incentive compensation-related investments included in revenues and compensation expense.
A realized gain on an investment carried at cost has been excluded due to its non-recurring nature and because it is not part of our core operating results.
Real estate charges (credits) have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.

www.abglobal.com	16 of 17

Acquisition-related expenses incurred as a result of our acquisitions have been excluded because they are not considered part of our core operating results when comparing financial results from period to period and to industry peers.
The recording of changes in estimates of the contingent consideration payable with respect to contingent payment arrangements associated with our acquisitions are not considered part of our core operating results and, accordingly, have been excluded.
In regard to 2015 adjusted operating income, most of the net income or loss of consolidated entities attributable to non-controlling interests relates to the 90% limited partner interests held by third parties in our consolidated venture capital fund. We own a 10% limited partner interest in the fund. US GAAP requires us to consolidate the financial results of the fund because we are the general partner and are deemed to have a controlling interest. However, recognizing 100% of the gains or losses in operating income while only retaining 10% is not reflective of our underlying financial results at the operating income level. As a result, we exclude the 90% limited partner interests we do not own from our adjusted operating income. Effective January 1, 2016, our consolidated venture capital fund is included with other consolidated VIEs. Similarly, net income of joint ventures attributable to non-controlling interests, although not significant, is excluded because it does not reflect the economic interest attributable to AB.
Relating to 2016 adjusted operating income, we adjusted for the operating income impact of consolidating certain VIEs (as a result of the adoption of a new accounting standard; see Note 2 to our consolidated financial statements in our 2016 10-K) by eliminating the consolidated VIEs' revenues and expenses and including AB's revenues and expenses that were eliminated in consolidation. We also excluded the limited partner interests we do not own.
Adjusted Operating Margin
Adjusted operating margin allows us to monitor our financial performance and efficiency from period to period without the volatility noted above in our discussion of adjusted operating income and to compare our performance to industry peers on a basis that better reflects our performance in our core business. Adjusted operating margin is derived by dividing adjusted operating income by adjusted net revenues.

www.abglobal.com	17 of 17